Exhibit 10.4

EXECUTION

SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of April 10, 2024, by and between KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Administrator”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Administrator has entered into an administration agreement with KKR Enhanced US Direct Lending Fund-L (the “Fund”), a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act concerning the provision of administrative services for the Fund; and

WHEREAS, to assist the Administrator in providing services to the Fund, the Administrator desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Administrator, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Administrator as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Administrator. From time to time the Administrator may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 20 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean KKR Credit Advisors (US) LLC.

“Net Asset Value” shall mean the per share value of the Fund, calculated in the manner described in the Offering Materials.

“Offering Materials” shall mean the Fund’s current private placement memorandum and most recently filed registration statement with the SEC.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“Organizational Documents” shall mean certified copies of the Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.	Appointment.

The Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

(a) The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i) The Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms;

(iii) The Fund’s Administrator is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(iv) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(v) The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Administrator shall promptly so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(vi) The terms of this Agreement, the fees and expenses associated with this Agreement and any direct benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(vii) Each person named on Exhibit A hereto is duly authorized to be an Authorized Person hereunder;

(viii) Without limiting the provisions of Section 20 below, the Administrator shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure or such disclosure is otherwise required by law. The Administrator shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Administrator’s obligations of confidentiality hereunder;

(ix) The Administrator shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Administrator; and

(x) The Administrator acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Administrator and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Administrator, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

(b) BNY Mellon hereby represents and warrants to the Administrator which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

(iii) BNY Mellon is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its provision of the services requires such qualification; and

(iv) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its organizational documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

4.	Delivery of Documents.

The Administrator shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials used in the distribution of Shares until they are actually received by BNY Mellon.

5.	Matters Regarding BNY Mellon.

(a) Subject to the direction and control of the Administrator and the provisions of this Agreement, BNY Mellon shall provide with respect to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing the services hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares, maintenance of the Fund’s financial records or other services normally performed by the Fund’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, the Fund or any other person, and the Administrator acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Administrator and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(d) The Administrator shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Administrator or the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Administrator when acting in reliance upon such information, documents or advice relating to the Fund. All fees or costs charged by such persons shall be borne by the Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Administrator, the Fund, or by any affiliate of the Fund or by any other third party service provider to the Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) The Administrator shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value. The Administrator shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Administrator that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Administrator directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Administrator also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Administrator.

(g) BNY Mellon may apply to an Authorized Person for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Administrator, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, solely in connection with the Centralized Functions and in compliance with all applicable laws, including data protections laws, (i) the Administrator consents to the disclosure of, and authorizes BNY Mellon to disclose, information regarding the Administrator, the Fund and any accounts established and maintained in connection with this Agreement (“Customer-

Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations substantially similar to the confidentiality obligations elaborated in this Agreement with respect to such information and (ii) BNY Mellon may store the names and business addresses of the Administrator’s and Fund’s employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition and in compliance with all applicable laws, including data protections laws, BNY Mellon Group may aggregate and anonymize Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies or links Customer-Related Data with the Administrator, the Fund, or which in any manner could be reverse engineered to identify the Administrator or the Fund, BNY Mellon being liable for any direct damages associated with any such identification of Customer-Related Data. For the avoidance of doubt, Customer-Related Data shall not include personally identifiable information of any Subscriber (unless such Subscriber is an employee of the Administrator or Fund). In addition, BNY Mellon may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority; provided, however, that, to the extent legally permissible, BNY Mellon shall make reasonable efforts to provide the Administrator with written notice prior to making any such disclosure.

(i) BNY Mellon may, with respect to questions of law specifically regarding the Administrator, the Fund or this Agreement, obtain the advice of competent external counsel at BNY Mellon’s sole expense and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, and notwithstanding any advice to the contrary, any action taken by BNY Mellon must be consistent with BNY Mellon’s rights and responsibilities under this Agreement.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Administrator or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Administrator or the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Shares effected by or on behalf of the Fund. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Administrator directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (l) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Administrator.

(n) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Administrator. Neither BNY Mellon nor the Administrator shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, epidemics, disease, act of any government, governmental authority or police or military authority, declared state of emergency, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control; it being understood that BNY Mellon or the Administrator, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

(o) BNY Mellon shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Administrator, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own intentional misconduct, bad faith, negligence or reckless disregard in the performance of its duties under this Agreement.

6.	Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Administrator or the Fund, as applicable, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its Shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7.	Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Administrator and as mutually agreed between BNY Mellon and the Administrator, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Administrator. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) The Administrator will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Administrator agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Administrator further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Administrator learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Administrator will promptly notify BNY Mellon of such condition after discovery thereof.

8.	Rule 38a-1 and Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide the Administrator with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Administrator, the Fund or any other person.

(c) All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Administrator and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Administrator, the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY Mellon disclaims liability to the Administrator, and the Administrator is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.	Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Administrator, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence or willful misconduct. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Administrator, the Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Administrator or the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.

(b) The Administrator shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for the Fund or BNY Mellon, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Administrator shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding Section 9(a). This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Administrator shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(I) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above, the Administrator or by or on behalf of the Fund;

(II) Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Administrator or otherwise without negligence, bad faith or willful misconduct;

(III) Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

(IV) Any improper use by the Administrator or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

(V) The method of valuation of the securities and the method of computing the Net Asset Value; and

(VI) Any valuations of securities, other assets or the Net Asset Value provided by the Administrator or the Fund.

(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Fund, the Administrator or BNY Mellon’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) BNY Mellon agrees to indemnify, defend and hold harmless the Administrator from and against any Losses, subject to, and in an amount not to exceed the limitation of aggregate liability described in Section 9(e) below, that may be imposed on, incurred by or asserted against the Administrator and directly arising out of the actual fraud, bad faith, negligence, or willful misconduct of BNY Mellon or any BNY Mellon Affiliate, in each case, as determined by a court of competent jurisdiction; provided, that the Administrator shall not be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its or their own actual fraud, negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.

(e) Notwithstanding the foregoing or any other provision in this Agreement or applicable law to the contrary, BNY Mellon and the Administrator agree that to the extent that BNY Mellon or any BNY Mellon Affiliate would otherwise be liable hereunder (including for any indemnity), in no event shall BNY Mellon’s and such BNY Mellon Affiliate’s total maximum aggregate liability under this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed one (1) year’s fees (based on the fees paid by the Administrator for the services provided pursuant to this Agreement during the preceding 12 month period); provided, however, that such limitation of liability with respect to Section 9(a) shall not be applicable to any act of BNY Mellon or any BNY Mellon Affiliate involving gross negligence, bad faith, actual fraud or willful misconduct.

(f) In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

10.	Compensation.

For the services provided hereunder, the Administrator agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Administrator and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY Mellon shall deliver to the Administrator invoices for services rendered after debiting the Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Net Asset Value shall be computed at the times and in the manner specified in the Offering Materials.

11.	Records; Visits.

(a) The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Administrator, the Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Administrator’s expense.

(b) BNY Mellon shall, for the period(s) required by the 1940 Act and the rules thereunder, keep all books and records with respect to the Fund’s books of account, records of the Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. Upon the Administrator’s written request, BNY Mellon shall promptly surrender to the Administrator all books and records of the Fund maintained by BNY Mellon pursuant to this Agreement in the format reasonably specified by the Administrator. Notwithstanding the above, if the format specified by the Administrator is not a format BNY Mellon utilizes to maintain the books and records, the Administrator shall pay the expenses reasonably incurred by BNY Mellon in converting such books and records to the requested format.

12.	Term of Agreement.

(a) This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c) If a party hereto materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) the Administrator gives notice to BNY Mellon terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if the Administrator otherwise terminates this Agreement, except for a termination by the Administrator pursuant to Section 12(c) above, or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

(i) Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Administrator shall pay to BNY Mellon an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(ii) The Administrator expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii) For the purposes of this Section 12(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving the Administrator or the Fund.

(iv) If the Administrator gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(e) Notwithstanding any other provision of this Agreement, either party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Administrator any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. Either party may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by either party of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.

13. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Administrator.

14. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Administrator without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Administrator.

(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Administrator thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder and BNY Mellon shall be liable for the acts or omissions of any BNY Mellon Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Administrator and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Administrator (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Administrator is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Administrator will pay to BNY Mellon such fees as may be agreed to in writing by the Administrator and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such party irrevocably agrees not to claim, and it hereby waives, such immunity.

16. Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to the Administrator, the Fund or an affiliate of the Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Administrator, the Fund or any such affiliate.

17. No Waiver.

Each and every right granted to each party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

(a)	if to the Administrator, at

KKR Credit Advisors (US) LLC

555 California Street

50th Floor

San Francisco, California 94104

(b)	if to BNY Mellon, at

BNY Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY Mellon

225 Liberty Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.	Confidentiality.

(a) BNY Mellon shall keep confidential any information relating to the Administrator’s business and the Administrator shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Administrator, the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator, the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, as between BNY Mellon and the Administrator information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 20 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(b) BNY Mellon, and any subsidiary or BNY Mellon Affiliate engaged to perform the duties assigned to BNY Mellon by this Agreement, will implement and maintain a written information security program consistent with the requirements set forth in Exhibit B. BNY Mellon shall exercise oversight of each such subsidiary or affiliate to ensure ongoing compliance with the objectives of this Section 20.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Jeffrey B. Van Horn
Name:	Jeffrey B. Van Horn
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Sofya Marcus
Name:	Sofya Marcus
Title:	Senior Vice President

EXHIBIT A

I, [Name], of KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Administrator”), do hereby certify that:

The following individuals serve in the following positions with the Administrator, and each has been duly elected or appointed by the Administrator and the Board of the Fund has authorized the Administrator to appoint such individual as an authorized signatory on behalf of the Fund, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Sub-Administration and Accounting Agreement dated as of April 10, 2024, between the Administrator and The Bank of New York Mellon.

Name	Position	Signature

EXHIBIT B

INFORMATION SECURITY ADDENDUM

I. General

A. This Information Security Addendum (the “Addendum”) forms part of and is incorporated into the Sub-Administration and Accounting Agreement dated April 10, 2024 (the “Agreement”), by and between KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Customer”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”). BNY Mellon’s obligations under this Addendum are in addition to its other obligations under the Agreement.

B. In the event of a conflict amongst the other terms of the Agreement, the terms of this Addendum, the more protective terms with regard to Customer Data will apply.

C. Capitalized terms used but not defined in this Addendum shall have the meanings provided elsewhere in the Agreement.

II. Information Security Program Overview

A. During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with this Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer, and (iv) provide for secure disposal of Customer Data.

B. BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this rider is intended to provide.

III. Security Incident Response and Notice

A. BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B. In the event of a declared Security Incident, BNY Mellon will (i) promptly notify Customer, (ii) provide updates to Customer regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C. “Security Incident” means any known (i) breach of nonpublic personal information as defined in the Gramm-Leach-Bliley Act of 1999 (“NPPI”) that is notifiable under state law or a personal data breach as defined under the EU General Data Protection Regulation 2016/679 (“GDPR”) or (ii) loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data (other than NPPI and or personal data as defined under the GDPR) or (iii) successful attempt to gain unauthorized access to, or disrupt or misuse a component of BNY Mellon’s network that directly impacts its provision of the services or unsuccessful attempt to do the same that in BNY Mellon’s reasonable determination is sufficiently serious enough to notify Customer.

IV. Governance

A. BNY Mellon shall, no more than once in a 12 month period (unless otherwise agreed to between the parties), (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to Customer, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of the BNY Mellon systems used to provide the services and, upon request, provide Customer with a confirmation of such testing, and (iii) upon request, participate in Customer’s reasonable information security due diligence questionnaire process.

B. BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel:

(i) meet with Customer’s subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing; and

(ii) permit access to a BNY Mellon data center used to process Customer Data and provide the services by no more than three of Customer’s representatives, including employees of a regulatory or supervisory authority of Customer that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

Notwithstanding any provision in the Agreement to the contrary, Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent. Customer shall reimburse BNY Mellon for any costs and expenses reasonably incurred in connection with Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY Mellon’s security controls and data center.

V. Network and Communications Security

A. Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the services, and will review and update such inventory in accordance with the ISP.

B. Change Management. BNY Mellon shall require that changes to its network or software used to provide the services are tested and applied pursuant to a documented change management process.

C. Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D. Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the services will be segregated from pre-production regions and BNY Mellon’s internal segment.

E. Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F. Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G. Communications. BNY Mellon will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

VI. Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VII. Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VIII. Data Security

A. Identity & Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B. Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services.

C. Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the services.

D. Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E. Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F. Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G. Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

IX. Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the services, subject to applicable laws, and require its personnel involved in the provision of services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

X. Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

XI. BCP/DR. BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

SCHEDULE I

SCHEDULE OF SERVICES

All services provided in this Schedule of Services are subject to the review and approval of the Administrator, Fund counsel and accountants of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

ALTERNATIVES FUND ACCOUNTING

BNY Mellon shall provide the following accounting services for the Fund:

•

establishing and maintaining accounts for the Fund and receiving and disbursing as appropriate payment of fees and expenses on behalf of the Fund, including disbursing on behalf of the Fund such fees, administrative fees, advisory fees, costs, commissions and charges as the Fund may be liable to pay, including Board member and officers’ fees and expenses, legal and accounting fees and expenses, government license and filing fees and all other costs and expenses incurred for the account of the Fund;

•

preparing and maintaining all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Fund;

•

acting as a liaison with the Fund’s independent public accountants, providing account analyses, fiscal year summaries, and other audit-related information with respect to the Fund and otherwise taking all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund;

•	computing as of the last business day of each calendar month or at such other date as may be specified in the Offering Materials or decided by the Board, the Net Asset Value of the Fund;

•	disseminating quotations of the value of Net Asset Value as required by the Board and approved by the Board’s valuation designee;

•

subject to BNY Mellon’s receipt of relevant information in proper form from the Fund or its authorized agents, preparing and supplying various normal and customary portfolio and Fund statistical data, as mutually agreed upon;

•	Calculate portfolio turnover rate for inclusion in quarterly financial reporting; and

•	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the Fund

•

subject to the approval of the Fund’s auditors and independent accountants, and review by the Board, providing book allocations to the Fund’s auditors and independent accountants for use in the preparation of and filing of any tax returns of the Fund to be prepared and filed by the Fund’s auditors and independent accountants.

•

If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form 10-Q/10-K filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Fund:

•

BNY will provide financial statement and note disclosure workbook(s) in Microsoft Excel (in a format to be mutually agreed) to KKR to sync with Workiva for purposes of preparation and supporting financial statements.

FUND ADMINISTRATION TAX SERVICES

BNY Mellon shall provide the following tax services for the Fund:

•	Prepare fiscal year-end tax provisions, ROCSOP adjusting entries, and financial statement tax footnote disclosures

•	Calculate excise tax distribution requirements

•	Process tax adjustments on identified securities

•	Calculate capital gains distributions and income distributions

•	Calculate year-end 1099-DIV re-designations

•	Prepare for filing and execution the federal and state income and excise tax returns

BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	ASC 740 analytical services (f/k/a FIN 48) (optional; separate fees apply), which may include:

•	Review of the Fund’s:

•	Tax provision workpapers

•	Excise workpapers

•	Tax Returns

•	Tax policies and procedures

•	Determine whether tax positions have been applied consistently and document any differences

•	Review relevant statutory authorities and standard industry practice

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the fund

•	Delivery of a written report to the Fund detailing such items

•	Year-end shareholder reporting by providing the necessary information required for Form 1099 in approved ICI format, including:

•	QDI and DRD

•	Long-Term Capital Gains

•	Foreign Taxes Paid

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following Board administration services for the Fund:

•	Provide drafts of notice(s), agendas, resolutions, including incorporation of comments received thereto

•

Attend (virtually or in-person (out of pocket fees apply if attending in-person)) quarterly Board and various committee meetings in connection with BNY Mellon’s preparation of draft minutes relating to such meetings, including the incorporation of comments received thereto

BNY Mellon shall provide the following regulatory administration services for the Fund:

•	38a-1 Compliance Support Services

•

Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

APPENDIX I

ELECTRONIC ACCESS TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “ BNY Mellon”) will provide the undersigned entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“ Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts. You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.

To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names and the extent of authority or level of access of those persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party or any employee of a third party (such as an investment manager, consultant or third party service provider) to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate that person as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate. If You do not so designate a third party, a third party must enter into its own agreement for Electronic Access with BNY Mellon, pursuant to which such third party will be able to designate Authorized Users and Authorized Transactional Users. Whether You designate a third party under these Terms and Conditions or whether You permit a third party to access data through Electronic Access under a separate agreement they enter into with BNY Mellon, they will be considered Your third party under these Terms and Conditions.

b.

Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a secure identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accesses Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accesses Electronic Access using such validly issued user-id and password (and, where applicable, secure identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.

You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.

You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, its third party service providers, its clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.

Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a third party (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.

Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.

You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.

You understand that The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through its affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). You also understand that the BNY Mellon Group may (i) centralize in one or more affiliates and subsidiaries certain activities (the “Centralized Functions”), including audit, accounting, administration, risk management, legal, compliance, sales, product communication, marketing, relationship management, and the storage, maintenance, aggregation, processing and analysis of information and data regarding You and Your accounts (which, for purposes of this provision, includes the name and business contact information for Your employees and representatives) and the accounts established pursuant to the Services Agreements (“Your Information”) and (ii) use third party service providers to store, maintain and process Your Information (“Outsourced Functions”). Notwithstanding anything to the contrary contained elsewhere in these Terms and conditions and solely in connection with the Centralized Functions and/or Outsourced Functions, You consent to the disclosure of, and authorize BNY Mellon to disclose, Your Information (w) to other members of the BNY Mellon Group (and their respective officers, directors and employees), (x) to third-party service providers (but solely in connection with Outsourced Functions) who are required to maintain the confidentiality of Your Information and, (y) to governmental and regulatory authorities in jurisdictions where members of the BNY Mellon Group operate and (z) as otherwise required by law; provided that BNY may disclose such information in accordance with Section 7(o) of the Administrative Services Agreement. In addition, the BNY Mellon Group may aggregate Your Information with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Your Information with You specifically. You represent that You are authorized to consent to the foregoing and that the disclosure of Your Information in connection with the Centralized Functions and/or Outsourced Functions does not violate any relevant data protection legislation. You also consent to the disclosure of Your Information to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates and otherwise as required by law.

4.	Ownership and Rights:

a.

Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their Users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this Section 4 will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.

Nothing in these Terms and Conditions will be construed as giving You, Users or third party Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its licensors, its Information Providers or its third party service providers.

d.

Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its licensors, Information Providers and its third party service providers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.

BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User or Your third party are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.

All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.

Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by third party sources (“Content Providers”) and by Information Providers. For that content BNY

Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You, Users or Your third party for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.

BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.

Some Sites accessed through the use of Electronic Access may include links to third party websites. BNY Mellon will not be liable to any person for the content found on such third party websites. BNY Mellon will not be responsible for third party websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any third party websites that are linked to the BNY Mellon Sites.

d.

BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.

TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.

Notwithstanding the paragraph (e) above, BNY Mellon or an affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in any action or proceeding commenced by a third party against You based on a claim that Electronic Access or the Proprietary Software infringe such third party’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.

IN NO EVENT WILL BNY MELLON, ITS LICENSORS, ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS OR THIRD PARTY SERVICE PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS; (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.

BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.

The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:

a.

You agree, to the extent permitted by law, to indemnify, protect and hold BNY Mellon, its licensors, Content Providers and Information Providers (the “Indemnified Parties”) harmless from and against all Losses resulting from a claim by a third party that arises out of (i) any breach of these Terms and Conditions, the Terms of Use or the Data Terms Web Site by You, Users or any of Your third parties having access to Electronic Access under these Terms and Conditions and (ii) any person obtaining access to Electronic Access through You, Your Users or Your third parties or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access, except to the extent that any such Losses resulted from the fraud, gross negligence or willful misconduct of BNY Mellon, the BNY Mellon Group, its Licensors, Content Providers or Information Providers, as applicable. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy. In the event You are not permitted by law to indemnify and hold harmless BNY Mellon, the BNY Mellon Group, BNY Mellon Suppliers, Content Providers and Information Providers for Losses pursuant to this Section 8(a), if an Indemnified Party incurs Losses or is made a party to litigation pertaining to these Terms and Conditions, an Indemnified Party shall be reimbursed by You for any and all Losses occasioned thereby if You are notified in writing prior to the incurring such Losses, except to the extent that any Losses resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party, as applicable.

b.

The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Confidentiality:

Electronic Access (including, without limitation, the design, programming techniques, algorithms and codes contained within the Electronic Access), Proprietary Data (as defined in the Data Terms Website) and any other information provided by BNYM to You are confidential property of BNYM, its Affiliates, its licensors, or third party service providers in relations to the Electronic Access Service under this Agreement.

You shall not, and shall procure that each User must not, without the prior written consent of BNYM, disclose to any third party or make unauthorized use of the Proprietary Information, the BNYM Web Sites and the content of this Agreement, and will take reasonable care to protect the confidential property in relation to this Agreement from examination by anyone except for its agents or employees who have a need to know. You shall be responsible for the consequences of any misuse of, or unauthorized use of or access to, the Proprietary Software and for the disclosure of any confidential property or information by You or an User, provided that this Section 9 shall not restrict any disclosure by You pursuant to any applicable law, or by order of any court or government agency. You will promptly notify BNYM in writing if such disclosure by the Client occurs.

Notwithstanding any other provision in this Agreement, BNYM may at its discretion, retain the records of Your and each User’s commands for any applicable legal or regulatory requirement and, for any other reason, including, without limitation, monitoring the quality of service that You receive, Your compliance with this Agreement and the security of the information.

10.

Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

11.	Term and Termination:

a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.

In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.

BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.

BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a third party service provider, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.

Upon termination of Your access to Electronic Access, You shall return all manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control, and all security identification devices.

g.

The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

12.

Force Majeure: Notwithstanding anything else in these Terms and Conditions, none of BNY Mellon, its third party service providers, licensors, or Information Providers shall be liable if they are prevented from, or delayed in performing their obligations, or for any loss resulting from a cause that is beyond the control of that entity.

13.	General:

a.

BNY Mellon has adopted an incentive compensation program designed (i) to facilitate customers gaining access to and being provided with explanations about the full range of products and services offered by BNY Mellon and (ii) to expand and develop customer relationships. This program may lead to the payment of referral fees to employees of BNY Mellon who may have been involved in a referral that resulted in Your obtaining of products or services covered by these Terms and Conditions or which may be ancillary or supplemental to such products or services. Any such referral fees are funded solely out of fees and commissions paid by You under these Terms and Conditions or with respect to such ancillary or supplemental products or services. Further details of the payment of referral fees will be provided to the extent required by applicable laws or regulations and other legal requirements and limitations. Should You require such further details, You should contact its designated BNY Mellon relationship manager.

b.

These Terms and Conditions contain the entire agreement between You and BNY Mellon relating to the Electronic Access and supersedes all prior written or oral communications between the parties on the subject. In the event any one or more of the provisions of these Terms and Conditions shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable. Furthermore, the unenforceable provision(s) shall be modified to carry out to the full extent possible the intent of the provision deemed unenforceable.

c.

Unless otherwise specified in these Terms and Conditions, these Terms and Conditions may be amended through a written notice by BNY Mellon to You, together with written acceptance by You of such amendment to this Agreement.

d.

You may not assign these Terms and Conditions without the prior written consent of BNY Mellon. BNY Mellon may assign these Terms and Conditions to any affiliate or successor in interest without Your prior consent. These Terms and Conditions shall be binding upon and inure to the benefit of You and BNY Mellon and each of your respective successors and assigns.

e.

You and BNY Mellon each acknowledge the intention that these Terms and Conditions do not confer or purport to confer on any third party any benefit or any right to enforce any provisions under these Terms and Conditions, except that: (a) BNY Mellon’s affiliates may benefit from and enforce the provisions under these Terms and Conditions; and (b) each Information Provider may benefit from and enforce any right or benefit given to a Information Provider under these Terms and Conditions.

f.

A notice to either party shall be given in written English and may be delivered personally or sent by first class post, pre-paid recorded delivery or by facsimile to the other party. Any proceedings arising out of these Terms and Conditions will be sufficiently served if served on the relevant party at the most recent address provided to the other party. Each notice will be effective, in the case of a notice delivered by facsimile, when the sender receives a fax receipt confirming transmission of the fax and, in any other case, will be effective upon actual receipt.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

SCHEDULE A to APPENDIX I

Affiliates